UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

Penford Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7094 South Revere Parkway, Centennial, Colorado	80112-3932
(Address of principal executive offices	(Zip Code)

303-649-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2014, Penford Corporation, a Washington corporation (the “Company”), Ingredion Incorporated, a Delaware corporation (“Ingredion”), and Prospect Sub, Inc., a Washington corporation and a wholly owned subsidiary of Ingredion (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Ingredion will acquire the Company in an all-cash transaction valued at approximately $340.0 million in the aggregate. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Ingredion.

Pursuant to the Merger Agreement, upon the closing of the Merger (the “Closing”), each outstanding share of Company common stock, other than shares owned directly or indirectly by Ingredion or Merger Sub (which will be cancelled) and shares with respect to which dissenters’ rights are properly exercised and not withdrawn under Washington law, will automatically be converted into the right to receive $19.00 in cash (the “Merger Consideration”), without interest and subject to any withholding of taxes required by applicable law. Each Company option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of common stock subject to such stock option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. In addition, other issued and outstanding equity-based awards will be cancelled and converted into the right to receive, for each share of common stock payable thereunder, the Merger Consideration, without interest.

The consummation of the Merger is subject to customary closing conditions, including (i) receiving the required approval of the Company’s shareholders and (ii) the expiration or termination of anti-trust waiting periods or approvals, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in certain foreign jurisdictions, and could close as early as the end of the calendar year 2014.

The Merger Agreement contains certain customary covenants, including covenants providing (i) “non-solicitation” covenants that prohibit the Company’s, its subsidiaries’ and their respective representatives’ solicitation of third party proposals relating to alternative transactions and restrict such persons’ ability to provide information or enter into discussions in connection with alternative transactions, subject to certain limited exceptions in the case of the Company to permit the Board of Directors of the Company (the “Board”) to comply with its fiduciary duties, (ii) for each of the parties to, subject to certain exceptions, use reasonable best efforts to cause the transaction to be consummated and (iii) for the Company to carry on its business in the ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger.

The Merger Agreement also contains covenants that require (i) the Company to file a proxy statement with the Securities and Exchange Commission (the “SEC”) and call and hold a special shareholders meeting and (ii) subject to certain exceptions, the Board to recommend that the Company’s shareholders approve the Merger Agreement. However, the Board is permitted to change its recommendation to the Company’s shareholders to comply with its fiduciary duties if the Board receives a superior acquisition proposal and certain conditions are satisfied

The Merger Agreement provides certain termination rights for the Company, Ingredion and Merger Sub, including (i) the Company’s right to terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal after complying with certain obligations, (ii) Ingredion’s ability to terminate the Merger Agreement if there is a change of recommendation by the Company’s board and (iii) the Company’s and Ingredion’s right to terminate the Merger Agreement if the Merger has not been consummated by the outside date, including due to anti-trust regulatory reasons. In connection with the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Ingredion a termination fee equal to approximately $7.6 million. In the event the Company’s shareholders do not approve the Merger and the Merger Agreement is terminated, the Company will be required to pay Ingredion a fee equal to $2.0 million, which is intended as compensation for expenses.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the Company in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. In addition, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Ingredion and Merger Sub, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the Company, Ingredion and Merger Sub that may be different from those which are applicable to the Company’s shareholders. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts relating to the Company, Ingredion or Merger Sub.

In connection with the Merger Agreement, Ingredion, SEACOR Holdings Inc. (“SEACOR”), the owner of approximately 9.34% of the Company’s outstanding common stock, and the Company entered into a Voting and Support Agreement dated as of October 14, 2014 (the “Voting Agreement”) pursuant to which SEACOR has agreed, among other things, to vote the shares it owns to approve the Merger Agreement and not to solicit proxies from shareholders of the Company in respect of the election of SEACOR’s nominees as directors of the Company prior to the earlier of: (i) the termination of the Merger Agreement, (ii) any amendment to the Merger Agreement that reduces the amount or changes the form of the Merger Consideration or (iii) March 15, 2015. The Company agrees that, prior to the consummation of the Merger or the termination of the Merger Agreement, it will not call an annual or special meeting for the election of directors and, in the event that the Merger Agreement is terminated, it will call an annual or special meeting for the election of directors to be held on a date not earlier than 60 days nor later than 90 days after the date of termination of the Merger Agreement. The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

Important Additional Information about the Merger

This current report on Form 8-K does not constitute a solicitation of any vote or approval. The proxy statement and other documents to be filed with the SEC related to the Merger will contain important information about Ingredion, Merger Sub, the Company, the Merger and related matters. Investors are urged to carefully read the proxy statement and other documents to be filed with the SEC in connection with the Merger or incorporated by reference into the proxy statement, when available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting Penford Investor Relations at 1-800-204-PENX (7369) or 303-649-1900. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.penford.com (which website is not incorporated herein by reference).

The Company and its directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed Merger will be set forth in the proxy statement described above when it is filed with the SEC. Additional information regarding the Company’s executive officers and directors, including shareholdings, is included in the Company’s definitive proxy statement for 2013, which was filed with the SEC on December 20, 2013. You can obtain free copies of this document from the Company using the contact information above.

Forward-Looking Statements

Statements made in this current report on Form 8-K and related statements that express the Company’s or our management’s intentions, hopes, indications, beliefs, expectations, or predictions of the future, constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements include those regarding the closing of the Merger, the expected timing of the Merger and the potential effects of the Merger, including if it does not close.

These statements are not guarantees of future performance or events and are subject to risks, uncertainties and assumptions that could cause actual results or events to vary materially from those indicated in this current report on Form 8-K, including: the ability to obtain regulatory approvals of the Merger on the proposed terms and schedule; the failure of the Company’s shareholders to approve the Merger; disruption to our business, including customer, employee and supplier relationships resulting from the Merger; the effect of the Merger on pricing, spending, third-party relationships and revenues; and other factors described in the Company’s reports filed with the SEC, including our annual report for the year ended August 31, 2013 and subsequent quarterly reports, filed with the SEC, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report on Form 8-K. Except to the extent required by law, the Company disclaims any obligation to update any forward-looking statements after the distribution of this current report on Form 8-K, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 7.01 Regulation FD Disclosure.

On October 15, 2014, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among the Company, Ingredion and Merger Sub, dated as of October 14, 2014. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

99.1	Voting and Support Agreement by and between Ingredion, SEACOR and the Company, dated as of October 14, 2014.

99.2	Press Release, dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation
(Registrant)

October 15, 2014	/s/ Christopher L. Lawlor
Christopher L. Lawlor Vice President Human Resources, General Counsel and Secretary

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among the Company, Ingredion and Merger Sub, dated as of October 14, 2014. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

99.1	Voting and Support Agreement by and between Ingredion, SEACOR and the Company, dated as of October 14, 2014.

99.2	Press Release, dated October 15, 2014.